INSIDER TRADING POLICY

Revised February 12, 2025

INTRODUCTION
This Policy provides guidelines with respect to trading in the securities of SPX Technologies, Inc. (”SPX” or the “Company”). This Policy applies to all directors, officers and employees of SPX and of each domestic and foreign subsidiary, partnership, joint venture or other business association that is controlled directly or indirectly by SPX. Such persons are referred to in this Policy as “you” or “SPX employees.” Each of you who is a management employee of SPX is responsible to disseminate this Policy to those SPX employees under your supervision.
This Policy also applies to each of your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose trading in SPX securities is directed by you or is subject to your influence or control (such as parents or children who consult with you before they trade in SPX securities). Because you are responsible for the trading of these other persons, you should make them aware of the need to confer with you before they trade in SPX securities.
Because buying or selling securities while aware of material non-public information gives persons an unfair advantage over other investors, such actions are prohibited by laws in the United States and many other countries. The principles underlying this Policy are compliance with these laws as well as fairness in dealings with other persons. The goal is to avoid not only violations of law, but even the appearance of impropriety.
SANCTIONS AND PENALTIES
Violations of the securities laws, including insider trading laws, can result in severe legal consequences both for you and for the Company. For example, if you trade while aware of material non-public information in violation of securities laws, you may face both civil and criminal sanctions, including substantial civil penalties up to three times the profit gained or loss avoided, fines up to $1 million (no matter how small the profit gained or loss avoided), and incarceration, in some cases up to ten years. Violations of this Policy will also lead to consequences from SPX, up to and including immediate dismissal for cause from SPX. Of course, violations of laws for insider trading may also tarnish your reputation and damage future career prospects.
BASIC PROHIBITIONS
You are prohibited from trading in SPX securities if you are aware of material non-public information (see the definitions below for details on the terms “material non-public information,” “trading” and “securities”).

Revised February 12, 2025

You are prohibited from disclosing material non-public information to anyone outside SPX unless authorized to do so by SPX. This includes relatives, friends or others who might use such information for trading or might pass it along to others who might trade. You also are prohibited from suggesting or recommending that anyone outside SPX trade in SPX securities while you are aware of material non-public information. This conduct, commonly referred to as “tipping”, is prohibited whether or not you intend to realize a profit from the tipping and whether or not you tell the outside person why you are making the suggestion or recommendation.
You are prohibited from trading in securities of any other company if you are aware of any material non-public information about that company obtained in the course of your employment with SPX, such as information about a major contract, merger, acquisition or divestiture being negotiated.
There are no exceptions to this Policy, even for transactions that are very small or seemingly insignificant. The existence of a personal financial emergency does not excuse compliance with this Policy.
For purposes of this Policy:
“material non-public information” is information that has not been publicly announced or included in a filing with the Securities and Exchange Commission (“SEC”), that would be considered important by a reasonable investor in deciding whether to purchase, sell or hold SPX securities. It does not matter whether you received the information from inside the Company or from sources outside the Company. Also, the information may be positive or negative. Any information that could reasonably be expected to affect the price of securities is likely to be considered material. Examples of possibly material information include but are not limited to:
•Financial results
•Projections of future earnings or losses
•Proposed mergers and acquisitions
•Sale of significant assets
•Gain or loss of a substantial customer or supplier
•Execution or termination of significant contracts
•Unanticipated changes in customer relationships, level of sales, orders or expenses
•An extraordinary item for accounting purposes
•Major financings or restructurings
•Creation of a material financial obligation
•New equity or debt offerings
•Stock splits or dividend information
•Major product announcements
•Significant litigation or developments in litigation
•Changes in senior management
Revised February 12, 2025

Release of information to the media does not immediately mean such information has become publicly available. You should refrain from trading in SPX securities until the market has had an opportunity to absorb and evaluate the information. It is usually sufficient to wait two trading days after the information has been publicly disseminated.
“securities” includes common stock, preferred stock, warrants, convertible notes or debentures and derivative securities, such as put and call options, as well as debt securities, such as bonds and notes.
“trading” includes the purchase or sale of SPX securities, the exercise of stock options, the sale of the stock acquired upon the exercise of options, or the purchase or sale of stock under any of the Company’s retirement, savings, or stock purchase plans. Trading also includes gifts of securities and all derivative transactions, such as put options, call options and short or forward sales.
“trading day” is a day on which national stock exchanges are open for trading in the United States. A trading day begins at the time trading begins on such day.
TRADING PROHIBITIONS DURING BLACKOUT PERIODS
Quarterly Blackout Period. Because of the sensitivity of quarterly or annual financial results, the Company’s public announcement of its financial results almost always has the potential to have a material effect on the market for SPX securities. Therefore, to avoid even the appearance of trading while aware of material non-public information, this Policy prohibits trading in SPX securities by SPX employees who are or may be expected to be aware of the Company’s financial results, beginning on the day one week prior to the last day of each fiscal quarter and ending two trading days after earnings are publicly announced (a “Quarterly Blackout Period”). This period may be extended at the discretion of the Company’s Chief Legal Officer.
Who is covered by a Quarterly Blackout Period?
SPX maintains a list of certain SPX employees who are more likely to possess material non-public information and who therefore must exercise even greater diligence to comply with insider trading prohibitions. The SPX Insider List includes all members of the Company’s Board of Directors and all SPX officers. It also includes certain senior finance, legal, HR, business development, investor relations, corporate communication and management employees, as well as other SPX employees in roles that make it likely they will have access to material non-public information. This list is updated on a regular basis. You are responsible for knowing whether you are on the SPX Insider List. You should note that, depending on circumstances and at the discretion of the Company’s Chief Legal Officer, you may remain on the SPX Insider List for some time after your employment with the Company ends.

Revised February 12, 2025

Special Blackout Period.
Occasionally, material non-public information may be pending during periods other than the Quarterly Blackout Periods. In such cases SPX may impose a Special Blackout Period on designated persons during which the prohibitions described in this Policy will apply to those persons.

What transactions are prohibited during a Blackout Period?
All trading in SPX securities is prohibited during a Quarterly or Special Blackout Period. This prohibition is intended to be broad and all encompassing and includes, but is not limited to:
•Open market purchase or sale of SPX securities or derivative transactions, such as put options, call options and short or forward sales.
•Making gifts of SPX securities.
•Purchase or sale of SPX securities through a broker, including the fulfillment of “limit orders” by a broker.
•Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period including by way of cashless exercise.
•Sale or transfer of stock acquired through any of the Company’s retirement, savings or stock purchase plans.
PRE-CLEARANCE OF TRADING BY PERSONS ON THE SPX INSIDER LIST
Apart from the prohibitions relating to Blackout Periods, if you are on the SPX Insider List you must obtain prior approval of and clearance by the Company’s Chief Legal Officer or other attorney designated by the Chief Legal Officer before initiating any proposed trading of SPX securities. Requests for such approval and pre-clearance should be submitted at least three business days in advance of the proposed transaction by completing a Trading Request form and submitting this form to the Corporate office (Corp.Insider.Trade.Requests@spx.com). A copy of the Trading Request form is attached to this Policy. Please note that the Company is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit a trade. Also, because the denial of a trading request may itself be sensitive information, you should treat any denial of a trading request as confidential.
TRADING WINDOWS FOR PERSONS ON THE SPX INSIDER LIST
Trading windows for persons on the SPX Insider Trading List who have had a trading request approved will normally be limited to four business days, but a trading window may be granted for a longer or shorter period at the discretion of the Company’s Chief Legal Officer.
Revised February 12, 2025

ADDITIONAL GUIDANCE ON PROHIBITED CONDUCT
Disclosure of Material Non-public Information to Others
All SPX employees must maintain the confidentiality of material non-public information for competitive, security, and other business reasons, as well as to comply with securities laws. In addition to the prohibition against trading or tipping while you are aware of material non-public information, the securities laws also prohibit the selective disclosure of material non-public information to anyone outside the Company. The Company has, therefore, established procedures for releasing all material non-public information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not disclose material non-public information to anyone outside the Company, including family members and friends, unless specifically authorized to do so. Only specifically designated representatives of the Company are permitted to discuss the Company with the news media, securities analysts and investors. Even confirmation of rumors will be deemed to be a violation of this Policy. Also, care should also be taken to limit the dissemination of material, non-public information within the Company to those who need to know such information.
401(k) Stock Plans
The prohibitions in this Policy do not apply to purchases of SPX stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election, to a decision to elect or terminate participation in the plan, or to an increase or decrease in the amount of money you contribute to the plan. The prohibitions do apply, however, to elections you may make under the 401(k) plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to the SPX stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the SPX stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your SPX stock fund balance, or (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the SPX stock fund.
Prohibition Against Short Sales
Short sales of SPX securities (a sale of securities which are not then owned) are prohibited.
Because a person engaged in a short sale generally will benefit from a decline in the price of the securities, the Company believes it is inappropriate for SPX employees to engage in such transactions.
Margin Accounts and Pledges
Securities in a margin account may be sold without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because such a sale or foreclosure could occur when you are aware of material non-public information or are otherwise not permitted to trade in SPX securities, you should exercise caution when purchasing SPX
Revised February 12, 2025

securities on margin, holding SPX securities in a margin account or pledging SPX securities as collateral for a loan. Under SPX’s policy with respect to pledging of SPX securities by directors and officers, directors and officers may not hold SPX securities in a margin account.
Prohibition Against Trading in Derivative Securities
No SPX employee may trade in derivative securities relating to SPX securities, such as put and call options or forward transactions.
Standing Orders
Standing orders (except standing orders under approved Rule 10b5-1(c) trading plans, as described below) should be used only for a brief period of time and, if you are on the SPX Insider List, should be terminated no later than the end of the trading window which you may have been granted. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are aware of material non-public information, or do so during the Blackout Period, which would be in violation of this Policy.

10b5-1 Plans
Despite any other contrary guidelines in this Policy, it will not be a violation of this Policy for you to sell or purchase securities (even if you are aware of material non-public information at the time of the trade) if the sale or purchase is in accordance with a pre-arranged trading plan that complies with SEC Rule 10b5-1(c) and applicable state law and has been deemed to conform with the Company’s Trading Program Policy by the Company’s legal department.
In general, for a plan to comply with the requirements of Rule10b5-1(c), it must be in writing and it must be entered into at a time when you are not aware of material non-public information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must satisfy all other requirements of Rule 10b5-1(c), which rule is subject to amendment from time to time by the SEC.
For further information about SEC Rule 10b5-1(c), its relationship with this Policy or the Company’s Trading Program Policy, please contact the Company’s Chief Legal Officer.
CERTIFICATIONS
You must review this Policy at least annually. Also, all persons on the SPX Insider List must annually sign a certification confirming that they have reviewed, understand and will comply with this Policy.
Revised February 12, 2025

INQUIRIES
This Policy is provided to you both for your protection and for that of the Company. This Policy provides general guidance regarding the prohibitions on insider trading but cannot cover all situations that may create a problem. If you have any questions about this Policy or its application to a proposed transaction, please contact the Company’s Chief Legal Officer.
Revised February 12, 2025